UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

__________________________

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): January 2, 2013

EASTGROUP PROPERTIES, INC.
(Exact Name of Registrant as Specified in its Charter)

Maryland    1-07094    13-2711135
(State or Other Jurisdiction     (Commission File Number)     (IRS Employer
of Incorporation)        Identification No.)

190 East Capitol Street, Suite 400, Jackson, MS 39201
(Address of Principal Executive Offices, including zip code)

(601) 354-3555
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

❑	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

❑	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

❑	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

❑	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01    Entry into a Material Definitive Agreement.
On January 2, 2013, EastGroup Properties, Inc. and certain subsidiaries (the “Company”), entered into a Third Amended and Restated Credit Agreement (the “Revolver”) that replaced the Company’s existing $200 Million unsecured revolving credit facility. The Revolver allows for borrowings in the aggregate principal amount of up to $225 Million and borrowings will bear interest, at the Company’s option, at the Base Rate Option (as defined in the Loan Agreement) plus a margin of 0.075% to 0.75% or LIBOR plus a margin of 1.075% to 1.75%, in each case depending on the Company’s leverage or credit ratings. The Revolver initially bears interest at LIBOR plus 1.25% which is the equivalent of 1.46% at January 2, 2013. The facility fee on the Revolver may range between 0.175% to 0.35% per annum (currently 0.25%), also based upon the Company’s leverage or credit ratings. The Revolver includes a $100 Million accordion amount and has an initial term of four years with a one year extension at the Company’s option. PNC Capital Markets LLC is the sole lead arranger and sole bookrunner and PNC Bank is the administrative agent for the Revolver, which includes Regions Bank, SunTrust Bank, U.S. Bank, Wells Fargo Bank, Trustmark National Bank, Bank of America, The Bank of New York Mellon and Raymond James Bank.
Additionally, the Company renewed its $25 Million unsecured working cash credit facility (the “Working Cash Line” and together with the Revolver, the “New Facilities”) for four years with PNC Bank, under substantially the same terms and conditions as the Revolver.
Financial covenants of the New Facilities require the Company to maintain its ratio of total liabilities to total asset value at 60% or less and its secured debt to total asset value at 45% or less. Other debt covenants provide that the Company shall not fail to maintain (i) certain fixed charge coverage ratios, (ii) ratio of unencumbered net operating income to total unsecured interest expense and (iii) certain minimum tangible net worth. In addition, the Company may not pay dividends or make distributions with respect to its equity in excess of 90% of the Company’s funds from operations, as defined, except to the extent necessary to enable EastGroup Properties, Inc. to continue to qualify as a REIT for Federal income tax purposes. These covenants and restrictions also limit the Company’s ability to incur additional indebtedness, merge, consolidate or sell all or substantially all of its assets and enter into transactions with related parties.
The New Facilities also include customary events of default, including failure to pay principal, interest or fees when due, failure to comply with covenants, if any representations or warranty made by the Company is false or misleading in any material respect, default under certain other indebtedness, certain insolvency or receivership events affecting the Company and its subsidiaries, the occurrence of certain material judgments, or a change in control of the Company. The amounts outstanding under the New Facilities may be accelerated upon certain events of default.
Some of the lenders or their affiliates from time to time have provided in the past and may provide in the future commercial lending services to the Company and its affiliates in the ordinary course of business.
The foregoing summary description of the Revolver does not purport to be complete and is qualified in its entirety by reference to the Third Amended and Restated Credit Agreement Dated January 2, 2013 among EastGroup Properties, L.P.; EastGroup Properties, Inc.; PNC Bank, National Association, as Administrative Agent; Regions Bank and SunTrust Bank as Co-Syndication Agents; U.S. Bank National Association and Wells Fargo Bank, National Association as Co-Documentation

Agents; PNC Capital Markets LLC, as Sole Lead Arranger and Sole Bookrunner; Trustmark National Bank, Bank of America, The Bank of New York Mellon and Raymond James Bank, which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.
ITEM 2.03.    Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement
See Item 1.01 above.

ITEM 9.01.    Financial Statements and Exhibits

(d)    Exhibits.

10.1
Third Amended and Restated Credit Agreement Dated January 2, 2013 among EastGroup Properties, L.P.; EastGroup Properties, Inc.; PNC Bank, National Association, as Administrative Agent; Regions Bank and SunTrust Bank, as Co-Syndication Agents; U.S. Bank National Association and Wells Fargo Bank, National Association as Co-Documentation Agents; PNC Capital Markets LLC, as Sole Lead Arranger and Sole Bookrunner and the Lenders thereunder.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:    January 8, 2013

EASTGROUP PROPERTIES, INC.

By: /s/ N. KEITH MCKEY
N. Keith McKey
Executive Vice President,
Chief Financial Officer, Treasurer and Secretary